Exhibit 10.1

$30,000,000

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

LODGENET INTERACTIVE CORPORATION,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

and

GLEACHER PRODUCTS CORP.
as Administrative Agent

Dated as of [      ], 2013

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	18

SECTION 2.	AMOUNT AND TERMS OF TERM COMMITMENTS	19

2.1.	The Loans	19
2.2.	Procedure for Term Loan Borrowing	20
2.3.	Repayment of Loans	20

SECTION 3.	[RESERVED]	21

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS	21

4.1.	Optional Prepayments	21
4.2.	Mandatory Prepayments	21
4.3.	Conversion and Continuation Options	21
4.4.	Limitations on Eurodollar Tranches	22
4.5.	Interest Rates and Payment Dates	22
4.6.	Computation of Interest and Fees	23
4.7.	Inability to Determine Interest Rate	23
4.8.	Pro Rata Treatment and Payments	24
4.9.	Requirements of Law	25
4.10.	Taxes	27
4.11.	Indemnity	30
4.12.	Change of Lending Office	31
4.13.	Replacement of Lenders	31
4.14.	Evidence of Debt	31
4.15.	Illegality	32
4.16.	Priority and Liens	32
4.17.	Payment of Obligations	34
4.18.	No Discharge: Survival of Claims	34
4.19.	Special Provisions for Rolled-Up Loans	34

SECTION 5.	REPRESENTATIONS AND WARRANTIES	34

5.1.	Financial Condition	34
5.2.	No Change	35
5.3.	Corporate Existence; Compliance with Law	35
5.4.	Power; Authorization; Enforceable Obligations	35
5.5.	No Legal Bar	36
5.6.	Litigation	36
5.7.	No Default	36
5.8.	Ownership of Property; Liens	36

i

5.9.	Intellectual Property	36
5.10.	Taxes	37
5.11.	Federal Regulations	37
5.12.	Labor Matters	37
5.13.	ERISA	37
5.14.	Investment Company Act; Other Regulations	38
5.15.	Subsidiaries	38
5.16.	Use of Proceeds	38
5.17.	Environmental Matters	38
5.18.	Accuracy of Information, etc.	39
5.19.	[Reserved]	39
5.20.	[Reserved]	40
5.21.	[Reserved]	40
5.22.	[Reserved]	40
5.23.	Certain Documents	40
5.24.	Insurance	40
5.25.	Reorganization Matters	40

SECTION 6.	CONDITIONS PRECEDENT	41

6.1.	Conditions to the Closing Date	41
6.2.	Conditions to Each Extension of Credit	43

SECTION 7.	AFFIRMATIVE COVENANTS	45

7.1.	Financial Statements	45
7.2.	Certificates; Other Information	45
7.3.	Payment of Obligations	47
7.4.	Maintenance of Existence; Compliance	47
7.5.	Maintenance of Property; Insurance	47
7.6.	Inspection of Property; Books and Records; Discussions	47
7.7.	Notices	48
7.8.	Environmental Laws; ERISA	48
7.9.	[Reserved]	49
7.10.	Additional Collateral, etc.	49
7.11.	Further Assurances	49
7.12.	Use of Proceeds	49

SECTION 8.	NEGATIVE COVENANTS	50

8.1.	Financial Covenant	50
8.2.	Indebtedness	50
8.3.	Liens	51
8.4.	Fundamental Changes	52
8.5.	Disposition of Property	52
8.6.	Restricted Payments	53
8.7.	Capital Expenditures	54

8.8.	Investments	54
8.9.	Optional Payments of Certain Debt Instruments	55
8.10.	Transactions with Affiliates	55
8.11.	Sales and Leasebacks	55
8.12.	Hedge Agreements	56
8.13.	Changes in Fiscal Periods; Accounting Changes	56
8.14.	Negative Pledge Clauses	56
8.15.	Clauses Restricting Subsidiary Distributions	56
8.16.	Lines of Business	56
8.17.	Amendments of Constitutive Documents	57
8.18.	[Reserved]	57
8.19.	Chapter 11 Cases	57

SECTION 9.	EVENTS OF DEFAULT	57

SECTION 10.	THE ADMINISTRATIVE AGENT	62

10.1.	Appointment	62
10.2.	Delegation of Duties	62
10.3.	Exculpatory Provisions	62
10.4.	Reliance by the Administrative Agent	63
10.5.	Notice of Default	63
10.6.	Non-Reliance on the Administrative Agent and Other Lenders	64
10.7.	Indemnification	64
10.8.	Administrative Agent in Its Individual Capacity	65
10.9.	Successor Administrative Agent	65
10.10.	Administrative Agent Generally	65

SECTION 11.	MISCELLANEOUS	65

11.1.	Amendments and Waivers	65
11.2.	Notices	67
11.3.	No Waiver; Cumulative Remedies	68
11.4.	Survival of Representations and Warranties	68
11.5.	Payment of Expenses and Taxes	68
11.6.	Successors and Assigns; Participations and Assignments	69
11.7.	Adjustments; Set-off	73
11.8.	Counterparts	74
11.9.	Severability	74
11.10.	Integration	74
11.11.	GOVERNING LAW	74
11.12.	Submission To Jurisdiction; Waivers	75
11.13.	Acknowledgments	75
11.14.	Releases of Guarantees and Liens	75
11.15.	Confidentiality	76
11.16.	WAIVERS OF JURY TRIAL	76
11.17.	USA PATRIOT ACT	76

11.18.	Conflict	77

SCHEDULES:

I	Commitments
5.4	Consents, Authorizations, Filings and Notices
5.7	Defaults
5.9	Intellectual Property
5.15	Subsidiaries
5.23	Material Contracts
5.24	Insurance
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	[Reserved]
E-1	Form of Exemption Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of Exemption Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of Exemption Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of Exemption Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
F-1	Form of Term Note
F-2	Form of Rolled-Up Note
G	Form of Closing Certificate
H	Form of Interim Order

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of [               ], 2013 among LODGENET INTERACTIVE CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement as lenders (the “Lenders”) and Gleacher Products Corp., as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, on [•], 2013 (the “Petition Date”), the Borrower and the Guarantors (as defined below) (collectively, the “Debtors” and, each individually, a “Debtor”) commenced a case under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, from and after the Petition Date, each of the Debtors continues to operate its business and manage its property as a debtor and a debtor in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Prepetition Lenders (as defined below) provided financing to the Borrower pursuant to that certain Credit Agreement, dated as of April 4, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified through the Petition Date, the “Prepetition Credit Agreement”), among the Borrower, Gleacher Products Corp., as administrative agent (in such capacity, “Prepetition Agent”), and the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Prepetition Lenders”);

WHEREAS, each of the Prepetition Guarantors (as defined below) guaranteed the Borrower’s obligations under the Prepetition Credit Agreement pursuant to that certain Guarantee and Collateral Agreement, dated as of April 4, 2007, among the Borrower, certain of its subsidiaries and the Administrative Agent; and

WHEREAS, the Debtors have requested the Lenders make post-petition loans and advances and provide other financial or credit accommodations to the Debtors, and the Lenders have agreed, subject to the conditions set forth herein, to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $30,000,000 (consisting of $15,000,000 of Term Loans and $15,000,000 of Rolled-Up Loans).

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1.         Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adequate Protection Parties”: the Prepetition Agent and the Prepetition Lenders.

“Adequate Protection Payments”: as defined in Section 5.16.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the aggregate amount of such Lender’s Term Commitments at such time and (c) the aggregate then unpaid principal amount of such Lender’s Rolled-Up Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble to this Agreement.

 “Applicable Margin”: a percentage per annum equal to (a) 7.0% for Eurodollar Loans and (b) 6.0% for Base Rate Loans.

“Approved Fund”: as defined in Section 11.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $200,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Bankruptcy Code”: as defined in the recitals to this Agreement.

“Bankruptcy Court”: as defined in the recitals to this Agreement.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month interest period plus 1.0% and (d) 2.5%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum in the Money Rates section of the Wall Street Journal (or, if such ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may reasonably select).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Base Rate Loans”: Term Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder; provided that such Business Day shall be an Initial Funding Date or Subsequent Term Loan Funding Date.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City and Sioux Falls, South Dakota are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) that are included in “property and equipment additions” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries. For purposes hereof, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment shall be included in Capital Expenditures only to the extent the gross amount of such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time. Capital Expenditures shall exclude any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds or condemnation awards relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that any change in GAAP after the Closing Date will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out”: as defined in the applicable DIP Order.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw Hill Companies, Inc. (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which have 95% of assets invested in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000.

“Chapter 11 Cases”: the chapter 11 cases of the Borrower and the Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

“Closing Date”: the first date all the conditions precedent in Section 6.1 are satisfied or waived in accordance with Section 11.1, which shall be no later than two (2) Business Days after the Interim Order is entered by the Bankruptcy Court.

 “Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document or the DIP Orders.  Notwithstanding anything to the contrary, “Collateral” shall not include any Excluded Equity.

“Committee”: collectively, if applicable, the official committee of unsecured creditors and any other official committee formed, appointed or approved in any Chapter 11 Case and each of such committees shall be referred to herein as a “Committee”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Term Commitment.

“Confirmation Order”: as defined in Section 9(l)(x).

“Consummation Date”: the date of the substantial consummation (as defined in section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cumulative Net Cash Flow”: as defined in Section 8.1.

“Debtor”: as defined in the recitals to this Agreement.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“DIP Budget”: collectively, the forecast delivered by the Borrower to the Administrative Agent on the Closing Date detailing the Loan Parties’ anticipated weekly cash receipts and disbursements and anticipated weekly cash flow projections, on a consolidated basis for the Loan Parties for the period commencing with the week ended January 25, 2013 and ending on or around the date that is 90 days following the Petition Date, in form and substance satisfactory to the Required Lenders, as modified or supplemented from time to time by additional budgets to which the Borrower and the Required Lenders’ mutually agree.

“DIP Liens”: as defined in the Interim Order or Final Order, as applicable.

“DIP Order”: the Interim Order or Final Order, as applicable under the circumstances.

“DIP Permitted Liens”: as defined in Section 4.16(a)(iii).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary of the Borrower other than a Foreign Subsidiary.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base  Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which major financial institutions reasonably satisfactory to the Administrative Agent are offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.  Notwithstanding the foregoing the Eurodollar Base Rate shall not be less than 1.5% per annum.

“Eurodollar Loans”: Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Equity”: any voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary.  For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of stock of such issuer entitled to vote (within the meaning of Treasury regulation § 1.956-2(c)(2)).

“Facility”: each of (a) the Term Commitments and the Term Loans made hereunder and (b) the Rolled-Up Loans.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions as reasonably determined by the Administrative Agent from federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee letter, dated as of December 30, 2012, among the Borrower, the Administrative Agent and the other parties party thereto.

“Final Order”: as defined in Section 6.2(d).

“Foreign Subsidiary”: any direct or indirect Subsidiary (i) organized under the laws of any jurisdiction outside the United States, (ii) that is treated as a partnership or disregarded entity for United States federal income tax purposes and substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries or (iii) that is a Subsidiary of a Foreign Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Domestic Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2)

to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Hedge Agreements”: any agreement with respect to any swap, forward, future, cap or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. Anything to the contrary in the foregoing notwithstanding, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business and (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any thereon) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, in accordance with the other applicable terms of the instrument governing such indebtedness.

“Initial Funding Date”: as defined in Section 2.1(a).

“Initial Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.6(b)(iv) as such Lender’s “Initial Term Commitment”.  The original aggregate amount of the Initial Term Commitments is $5,000,000.

“Initial Term Loans”: as defined in Section 2.1(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each fiscal month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of one month, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than one month, each day that is one month, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period under a particular Facility that would extend beyond the date final payment is due on the Term Loans;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month  (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv)                              the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interim Order”: as defined in Section 6.1(o).

“Investment Agreement”: the Investment Agreement, dated as of December 30, 2012, among, inter alios, the Borrower, Col-L Acquisition, LLC, a Delaware limited liability company, PAR Investment Partners, L.P., and the other Purchasers signatory thereto, as amended, restated, supplemented or modified from time to time.

“Investments”: as defined in Section 8.8.

“Lenders”: as defined in the preamble to this Agreement (including, without limitation, any Rolled-Up Lender); provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made or deemed made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, if any, the DIP Orders, the Fee Letter and any other document, agreement or instrument executed and delivered by a Loan Party in connection with this Agreement.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or the validity, perfection, or priority of the Administrative Agent’s Liens upon the Collateral or (c) the ability of any Loan Party to perform its material Obligations under any Loan Document to which it is a party.

“Material Contract”: any contract or other arrangement, whether written or oral, to which the Borrower or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the earliest of (a) the Stated Maturity Date (b) the earlier of (i) the date  upon which the Interim Order expires or (ii) thirty (30) days after the entry of the Interim Order, in either case, if the Final Order has not been entered prior to the expiration of such period, (c) the Consummation Date, (d) the closing of a sale of substantially all of the equity or assets of the Borrower and the other Loan Parties and (e) the date of the acceleration of the Loans and termination of the Term Commitments under Section 9.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) direct costs of sale or disposition, including attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees, survey costs, title insurance premiums, transfer taxes, recording charges and other customary fees and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness (including premium and penalty, if any, incurred upon prepayment thereon) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of the properties or assets or for liabilities associated with such Asset Sale or Recovery Event until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be, provided, however, that Net Cash Proceeds shall not include any cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without resulting in a material tax liability to the Borrower and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-U.S. Lender”: a Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 11.6(c).

“Patriot Act”: as defined in Section 11.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Prior Liens”: as defined in Section 4.16(a)(iii).

“Permitted Refinancing Indebtedness”: with respect to any Indebtedness of the Borrower or any of its Subsidiaries, any Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries; provided, that:

(a)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of all fees, expenses and premiums incurred in connection therewith);

(b)                                 such Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)                                  [Reserved];

(d)                                 such Indebtedness is incurred either by the Borrower or by the Subsidiary who is the original obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(e)                                  such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the recitals to this Agreement.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Support Agreement”: the Plan Support and Lockup Agreement, dated as of December 30, 2012, among the Borrower, the Loan Parties party thereto and certain Prepetition Lenders from time to time party thereto, as amended, restated, supplemented or modified from time to time.

“Prepetition Agent”: as defined in the recitals to this Agreement.

“Prepetition Collateral”: the Loan Parties’ assets securing Indebtedness under the Prepetition Documents.

“Prepetition Credit Agreement”: as defined in the recitals to this Agreement.

“Prepetition Documents”: the Prepetition Credit Agreement and the “Loan Documents” under and as defined therein.

“Prepetition Guarantors”: the Guarantors as defined in the Prepetition Credit Agreement.

“Prepetition Indebtedness”: the Indebtedness of the Loan Parties outstanding immediately prior to the Petition Date, including Indebtedness under the Prepetition Credit Agreement.

“Prepetition Lenders”: as defined in the recitals to this Agreement.

“Prepetition Loans”: the Loans (as defined in the Prepetition Credit Agreement).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: as defined in Section 11.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Plan”: a chapter 11 plan of reorganization in any of the Chapter 11 Cases of the Borrower or the Guarantors.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of 50.1% or more of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding, (b) the aggregate Term Commitments at such time and (c) the aggregate unpaid principal amount of the Rolled-Up Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Rolled-Up Allocation”: with respect to any Lender, the amount, if any, of such Lender’s allocation in a principal amount not to exceed the amount set forth under the heading “Rolled-Up Allocation” opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.6(b)(iv) as such Lender’s “Rolled-Up Allocation”.  The aggregate amount of the Rolled-Up Allocations as of the Closing Date shall be $15,000,000.

“Rolled-Up Lender”: each Person that is deemed to make (or have made) a Rolled-Up Loan.

“Rolled-Up Loans”: as defined in Section 2.1(b).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders and the Administrative Agent.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on or otherwise establishing control over any property of any Person to secure the Obligations.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Stated Maturity Date”: [          ], 2013(1).

“Subsequent Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Subsequent Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Subsequent Term Commitment” opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into one or more Assignments and Assumptions, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.6(b)(iv) as such Lender’s “Subsequent Term Commitment”.  The original aggregate amount of the Subsequent Term Commitments is $10,000,000.

“Subsequent Term Loan Funding Date”: as defined in Section 2.1(a).

“Subsequent Term Loans”: as defined in Section 2.1(a).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more

(1)  180 days from the Petition Date.

intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Wholly Owned Subsidiary of the Borrower, other than any such Wholly Owned Subsidiary that is a Foreign Subsidiary, and each other Subsidiary of the Borrower that becomes party to the Guarantee and Collateral Agreement.

“Superpriority Claim”: a claim against a Loan Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546, 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, subject to the Carve-Out.

“Term Commitment”: the collective reference to the Initial Term Commitments and Subsequent Term Commitments.

“Term Lenders”: each Lender that has a Term Commitment or holds a Term Loan.

“Term Loan Commitment Expiry Date”: as defined in Section 2.1(a).

“Term Loans”: as defined in Section 2.1(a).

“Term Percentage”: as to any Term Lender, at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans and Term Commitments then outstanding constitutes of the aggregate principal amount of the Term Loans and Term Commitments then outstanding.

“Test Period”: initially, the four week period commencing on [•](2) and ending on [•], and each rolling four week period thereafter.

“Thirteen Week Forecast”: at any time, collectively (a) the forecast delivered pursuant to Section 6.1(n) detailing the Loan Parties’ anticipated weekly cash receipts and disbursements and anticipated weekly cash flow projections, on a consolidated basis for Borrower and its Subsidiaries, together with a written set of assumptions supporting such projections, for the thirteen week period commencing with the week of the Closing Date and (b) the most recent supplement to such forecast, and all intervening supplements to such forecast, delivered in accordance with Section 7.2, in each case, in form and substance reasonably satisfactory to the Required Lenders.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

(2)  On or around the Petition Date.

“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“United States”: the United States of America.

“U.S. Trustee”: the United States Trustee for the Chapter 11 Cases assigned by the Bankruptcy Court.

“Variance Report”: a report, in each case certified by a Responsible Officer of the Borrower, in a form reasonably satisfactory to the Required Lenders, delivered in accordance with Section 7.2(d), showing actual net cash flow and cash receipts for the applicable Test Period as of the end of the week immediately preceding the week during which such Variance Report is delivered and the variance (as a percentage) of such amounts from the corresponding anticipated amounts therefor set forth in the Thirteen Week Forecast.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2.         Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The foregoing notwithstanding, at any time that there exists any entity the financial accounts of which are consolidated with the Borrower in accordance with GAAP but that is not a Subsidiary, any reference to “the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP” (except any such reference made in respect of the delivery of financial statements in accordance with Section 7.1) shall mean and refer to “the Borrower and its Subsidiaries, on a combined basis in accordance with GAAP”.

SECTION 2.     AMOUNT AND TERMS OF TERM COMMITMENTS

2.1.         The Loans.

(a)           New Money Loans.  Subject to the terms and conditions hereof and the DIP Order, each Term Lender severally agrees, solely to the extent requested by the Borrower pursuant to Section 2.2, (i) to make a term loan in a single drawing to the Borrower on any Business Day between the fifth Business Day and the tenth Business Day following the Closing Date (such date, if any, the “Initial Funding Date”) in an amount not to exceed the amount of the Initial Term Commitment of such Lender (the “Initial Term Loans”) and (ii) to make term loans in up to two drawings to the Borrower on any Business Day between the fifth Business Day and the fifteenth Business Day following the date on which the Final Order is entered (such fifteenth Business Day, the “Term Loan Commitment Expiry Date”) in an amount not to exceed the aggregate amount of (x) the Subsequent Term Commitment plus (y) to the extent not otherwise drawn on the Initial Funding Date, the remaining amount (if any) of the Initial Term Commitment (“Subsequent Term Loans” and, together with the Initial Term Loans, the “Term Loans”; the date of each Subsequent Term Loan is referred to as a “Subsequent Term Loan Funding Date”).  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3 (provided that the Initial Term Loans shall initially be Base Rate Loans).  Any unused Term Commitments on the Term Loan Commitment Expiry Date shall terminate concurrently with the occurrence of the Term Loan Commitment Expiry Date.

(b)           Rolled-Up Loans.  Subject to the terms and conditions hereof and the DIP Order, upon entry of the Final Order, each Rolled-Up Lender’s Rolled-Up Allocation of the Prepetition Loans held by such Rolled-Up Lender and/or its affiliates and/or its designees shall be deemed to have been made as a term loan by such Rolled-Up Lender, and borrowed by the

Borrower, under this Agreement (the “Rolled-Up Loans”). Subject to Section 4.19, the deemed borrowing by the Borrower of the Rolled-Up Loans shall entitle the Borrower to receive for cancellation an equivalent aggregate principal amount of Prepetition Loans from each Rolled-Up Lender and/or its affiliates and/or its designees based upon such Rolled-Up Lender’s Rolled-Up Allocation and shall not entitle the Borrower to receive any cash or other consideration from any Rolled-Up Lender and, notwithstanding that no such cash or other consideration is exchanged, the Borrower shall owe the aggregate principal amount of the Rolled-Up Loans to the Rolled-Up Lenders under this Agreement and not under the Prepetition Credit Agreement.

(c)           Amounts borrowed (or, in the case of Rolled-Up Loans, deemed borrowed) under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2.         Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 10:00 A.M., New York City time one Business Day before the Initial Funding Date in the case of the Initial Term Loans and (ii) (a) in the case of Eurodollar Loans, 10:00 A.M., New York City time three Business Days before a Subsequent Term Loan Funding Date and (b) in the case of Base Rate Loans, 10:00 A.M., New York City time one Business Day before a Subsequent Term Loan Funding Date, in the case of the Subsequent Term Loans) requesting that the Term Lenders make the Initial Term Loans on the Initial Funding Date or the Subsequent Term Loans on a Subsequent Term Loan Funding Date, and specifying the amount to be borrowed, which shall be a minimum of $1,500,000 and in increments of $500,000 in excess thereof.  Upon receipt of such notice the Administrative Agent shall promptly notify each corresponding Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Initial Funding Date, each Term Lender with an Initial Term Commitment shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loans to be made by such Lender.  Not later than 12:00 Noon, New York City time, on a Subsequent Term Loan Funding Date for Subsequent Term Loans, each Term Lender with a Subsequent Term Commitment (or remaining amount (if any) of Initial Term Commitment) shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Subsequent Term Loans to be made by such Lender on such Subsequent Term Loan Funding Date. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3.         Repayment of Loans.  Subject to Section 4.19, the outstanding aggregate principal amount of the Loans shall mature and be repaid in full on the Maturity Date, unless the maturity of the Loans has been accelerated in accordance with Section 9.

SECTION 3.   [RESERVED]

SECTION 4.    GENERAL PROVISIONS APPLICABLE

TO LOANS

4.1.         Optional Prepayments. The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or multiples of $500,000 in excess thereof.

4.2.         Mandatory Prepayments.

(a)           Subject to Section 4.19, if any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than any Capital Stock issued to any Group Member) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member or Indebtedness permitted by Section 8.2), an amount equal to the Net Cash Proceeds thereof shall be applied within five Business Days after such issuance, incurrence or contribution toward the prepayment of the Loans.

(b)           Subject to Section 4.19, if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then an amount equal to such Net Cash Proceeds shall be applied within five Business Days after the receipt thereof to the prepayment of the Loans.

(c)           [Reserved].

(d)           The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3.         Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided further that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4.         Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than six Eurodollar Tranches shall be outstanding at any one time.

4.5.         Interest Rates and Payment Dates.

(a)           With respect to any Term Loan, each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           With respect to any Term Loan, each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)           Subject to Section 4.19, each Rolled-Up Loan shall bear interest at a rate per annum equal to the rate per annum that the Prepetition Loans bear interest immediately prior to the Petition Date.

(d)           Subject to Section 4.19, upon the occurrence and continuance of any Default or Event of Default, any principal of or due but unpaid interest on any Term Loan or any other amount due but unpaid under the Loan Documents shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of the principal amount of the Term Loans, the rate then applicable to the Term Loans plus 2% or (y) in the case of the due but unpaid interest on the Loans or any other amount due but unpaid under the Loan Documents, the rate applicable to the Base Rate Loans plus 2%.

(e)           Subject to Section 4.19, interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.

4.6.         Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7.         Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8.         Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Term Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Rolled-Up Loans shall be made pro rata according to the respective outstanding principal amounts of the Rolled-Up Loans then held by the Rolled-Up Lenders.  Amounts repaid on account of the Rolled-Up Loans may not be reborrowed.

(d)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f)            Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9.         Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in taxes on the overall net income of such Lender or franchise taxes imposed in lieu of net income taxes);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. If any Lender has demanded compensation under this subsection 4.9(a) with respect to any Eurodollar Loan, the Borrower shall have the option to convert immediately such Eurodollar Loan into a Base Rate Loan until the circumstances giving rise to such demand for compensation no longer apply; provided, that (i) the Borrower pays any compensation required to be paid in respect of such conversion under Section 4.11 or that might otherwise be payable pursuant to the terms hereof with respect to the period prior to such conversion and (ii) on the date of such conversion the Borrower shall pay to the Administrative Agent for the benefit of the relevant Lender accrued interest on such Eurodollar Loan to the date of conversion.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.

4.10.       Taxes.

(a)           Except as provided below in this subsection or as required by law, all payments made by the Borrower to the Administrative Agent or any Lender under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section, (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) that are Taxes imposed under FATCA.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  In the case of any payment hereunder or any other Loan Document by or on behalf of a Borrower through an account or branch outside the United States or by or on behalf of a Borrower by a payor that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.

(d)           (i) Any Lender that is entitled to an exemption from or reduction of non-U.S. withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or otherwise reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing:

(1)           any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)          in the case of a Non-U.S. Lender claiming the benefits of the exemption from U.S. federal withholding tax for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)          to the extent the Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(3)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Non-U.S. Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)           If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11.       Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the

Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12.       Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office or file any certificate or document reasonably requested by the Borrower for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13.       Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.15 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14.       Evidence of Debt.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each

Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans or Rolled-Up Loans of such Lender, substantially in the forms of Exhibits F-1 or F-2, respectively, with appropriate insertions as to date and principal amount.

4.15.       Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16.       Priority and Liens.

(a)           Each Loan Party hereby covenants, represents and warrants that, upon entry of the Interim Order or Final Order, as applicable, the Obligations of such Loan Party hereunder and under the Loan Documents:

(i)            pursuant to section 364(c)(1) of the Bankruptcy Code and subject to the Carve-Out, shall at all times constitute an allowed Superpriority Claim (excluding any avoidance actions under the Bankruptcy Code (but including any proceeds therefrom)) against such Loan Party;

(ii)           pursuant to section 364(c)(2) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by first priority, valid, binding, enforceable and perfected security interests in, and Liens upon, all unencumbered tangible and intangible property of such Loan Party (other than Excluded Equity), including any such property that is subject to valid and perfected Liens in existence on the Petition Date, which Liens are thereafter released or otherwise extinguished in connection with the satisfaction of the obligations secured by such Liens (including any avoidance actions under the Bankruptcy Code);

(iii)          pursuant to section 364(c)(3) of the Bankruptcy Code and subject to the Carve-Out, shall at all times be secured by junior, valid, binding, enforceable and perfected security interests in, and Liens upon, all (A) property of each of the Loan Parties’ estates that, on the Petition Date, was subject to a valid and perfected Lien (other than the Liens securing the Prepetition Indebtedness) or becomes subject to a valid Lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of prepetition claims is expressly permitted under the Bankruptcy Code (the “Permitted Prior Liens”), (B) property of each of the Loan Parties’ estates that is subject to valid rights of setoff, and (C) property of each of the Loan Parties’ estates that is subject to such other Liens as are expressly permitted under Section 8.3 (such Liens described in this clause (C), along with the Permitted Prior Liens, the “DIP Permitted Liens”); provided that the Liens granted under the Loan Documents shall not include Excluded Equity and shall not be subject or subordinate to (1) notwithstanding anything to the contrary in the Loan Documents or the DIP Orders, any DIP Permitted Lien or security interest that is avoided and preserved for the benefit of the Loan Parties and their estates, (2) except as provided in the DIP Orders and the Loan Documents, any Liens arising after the Petition Date including, any Liens or security interests granted in favor of any federal, state municipal or other governmental unit, commission, board or court for any liability of the Loan Parties; or (3) any intercompany or affiliate Liens of the Loan Parties; and

(iv)          pursuant to section 364(d)(1) of the Bankruptcy Code and subject only to the Carve-Out and clause (iii) above, shall at all times be secured by first priority, priming, valid, binding, enforceable and perfected security interests in, and Liens upon, all the Prepetition Collateral.

(b)           Subject to the entry of the Orders, the Secured Parties’ Liens and Superpriority Claims as described in Section 4.16(a) shall have priority over any claims arising under section 506(c) of the Bankruptcy Code, and shall be subject and subordinate only to the Carve-Out.  No other claim having a priority superior to or pari passu with that granted to Secured Parties by the Interim Order and Final Order, whichever is then in effect, shall be granted or approved while any Obligations under this Agreement remain outstanding.

(c)           Subject to the entry of the Orders, except for the Carve-Out, no costs or expenses of administration shall be imposed against any Secured Party or any of the Collateral under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, and each of the Loan Parties hereby waives for itself and on behalf of its estate in bankruptcy, any and all rights under sections 105 or 506(c) of the Bankruptcy Code, or otherwise, to assert or impose or seek to assert or impose, any such costs or expenses of administration against Administrative Agent, the Lenders or any other Secured Party.

(d)           Except for the Carve-Out, the Superpriority Claims shall at all times be senior to the rights of each Loan Party, any chapter 11 trustee and, subject to section 726 of the

Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Chapter 11 Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases (if any of the Loan Party’s cases are converted to cases under chapter 7 of the Bankruptcy Code).

4.17.       Payment of Obligations. Subject to the provisions of Section 9, the DIP Orders and Section 4.19, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

4.18.       No Discharge: Survival of Claims. Each Loan Party agrees that, subject to Section 4.19, (i) its Obligations under this Agreement or any of the Loan Documents shall not be discharged by the entry of an order confirming any Reorganization Plan (and each Loan Party, pursuant to section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) or converting any of the Chapter 11 Cases into a case pursuant to chapter 7 of the Bankruptcy Code, (ii) the Superpriority Claims granted to the Administrative Agent and the Secured Parties pursuant to the DIP Orders and described in Section 4.16 and the Liens granted to the Administrative Agent and the Secured Parties pursuant to the DIP Orders and described in Section 4.16 shall not be affected in any manner by the entry of any order by the Bankruptcy Court, including an order confirming any Reorganization Plan, and (iii) notwithstanding the terms of any Reorganization Plan, its Obligations hereunder and under each other Loan Document shall be repaid in full in accordance with the terms hereof and the terms of the DIP Orders and the other Loan Documents.

4.19.       Special Provisions for Rolled-Up Loans.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, so long as the Plan Support Agreement has not been terminated, (i) no interest shall be due or payable with respect to the Rolled-Up Loans, (ii) no mandatory prepayments under Section 4.2 shall be due or payable with respect to the Rolled-Up Loans and (iii) the Rolled-Up Loans, including accrued and unpaid interest, will not be required to be repaid in cash on the Maturity Date.  On the effective date of the Approved Plan (as defined in the Plan Support Agreement), all Rolled-Up Loans and accrued interest thereon, which shall be deemed to have accrued at the non-default contract rate under the Prepetition Credit Agreement, shall be refinanced by, and be deemed to be outstanding under, the New Term Loan Documents (as defined in the Plan Support Agreement).

SECTION 5.   REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1.         Financial Condition.

(a)           [Reserved].

(b)                                 The audited consolidated balance sheets of the Borrower as at December 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). On the date hereof, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements of the Borrower referred to in this paragraph. During the period from December 31, 2011 to and including the date hereof there has been no Disposition by the Borrower or any Subsidiary thereof of any material part of its business or property.

5.2.                            No Change. Except for the Chapter 11 Cases and the facts disclosed in the filings made in connection therewith, since September 30, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3.                            Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that any such failure could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.                            Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except for the entry of the Interim Order (or Final Order, as applicable), no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19, Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  Upon entry of the Interim Order by the Bankruptcy Court and subject thereto, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.                            No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Contractual Obligation of any Group Member to the extent the same is enforceable after the Petition Date which could reasonably be expected to have a Material Adverse Effect or any Requirement of Law and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6.                            Litigation. Except for the Chapter 11 Cases, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7.                            No Default.  Except as set forth on Schedule 5.7 and except to the extent resulting from the filing of the Chapter 11 Cases, no Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8.                            Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, except for such matters that do not adversely affect the use of the property in the conduct of the business as currently conducted, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 8.3.

5.9.                            Intellectual Property. Except as set forth on Schedule 5.9, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for such Intellectual Property the failure to own or use could not reasonably be expected to have a Material Adverse Effect; no material claim of which the Borrower has notice has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property except for any such claim which could not reasonably be expected to have a Material Adverse Effect, nor does the Borrower know of any valid basis for any such claim; and the use of Intellectual Property by each Group Member does not infringe on the rights of any Person where such infringement could reasonably be expected to result in a Material Adverse Effect.

5.10.                     Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

5.11.                     Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12.                     Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13.                     ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

5.14.                     Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15.                     Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 5.15, on the date hereof there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and similar instruments granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16.                     Use of Proceeds.  The proceeds of the Term Loans have only been utilized for (i) general corporate purposes of the Loan Parties incurred in the ordinary course of business in accordance with the Thirteen Week Forecast, (ii) payment of fees and expenses of the Purchaser Representative (as defined in the Investment Agreement) under and in accordance with the terms of the Investment Agreement, (iii) payment of fees and expenses in connection with the transactions contemplated hereby and the administration of the Chapter 11 Cases and (iv) adequate protection payments in the form of the payment of fees and expenses of the professionals retained by the Prepetition Agent (“Adequate Protection Payments”), and working capital.

5.17.                     Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)                                 no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of

Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)                                   the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                                  no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18.                     Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to trade data which relates to a Person which is not a Loan Party or an Affiliate thereof, the Borrower represents and warrants only that such information is believed by it in good faith to be accurate in all material respects. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19.                     [Reserved]

5.20.                     [Reserved]

5.21.                     [Reserved]

5.22.                     [Reserved]

5.23.                     Certain Documents.  Schedule 5.23 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect.

5.24.                     Insurance.  Schedule 5.24 sets forth a true, complete and correct description, in all material respects, of all insurance maintained by the Borrower or any other Loan Party as of the Closing Date.  All insurance maintained by the Borrower or any other Loan party is in full force and effect, all premiums have been duly paid and the Borrower or any other Loan Party has not received notice of violation or cancellation thereof.

5.25.                     Reorganization Matters.

(a)                                 The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice of (x) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearing for the approval of the Interim Order, and (z) the hearing for the approval of the Final Order will be given; provided that the Borrower shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)                                 After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed superpriority administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrower and other Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in sections 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, or any other provision of the Bankruptcy Code or otherwise, as provided under section 364(c)(l) of the Bankruptcy Code, subject, as to priority only, to the Carve-Out.

(c)                                  After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral, subject, as to priority only, to the Carve-Out.

(d)                                 The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect has not been reversed, stayed, modified or amended without the Administrative Agent’s and Lenders’ consent.

(e)                                  The DIP Budget, each Variance Report, each Thirteen Week Forecast and all projected consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed in good faith by the Borrower to be fair in light of the conditions existing at the time of delivery of such report or projection.

SECTION 6. CONDITIONS PRECEDENT

6.1.                            Conditions to the Closing Date.  This Agreement shall become effective on the date on which the following conditions precedent have been satisfied:

(a)                                 Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received:

(i)                                     this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person that is a Lender as of the Closing Date; and

(ii)                                  the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor.

(b)                                 Financial Statements.  The Lenders shall have received the financial statements described in Section 5.1.

(c)                                  Approvals; No Restrictions.  Other than the DIP Orders, all governmental and third party approvals necessary or required in connection with the transactions contemplated to occur on the Closing Date and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained and be in full force and effect. The Borrower and its Affiliates and Subsidiaries (A) shall not be subject to contractual or other restrictions that would be violated by the execution and delivery of the Loan Documents or the initial extension of credit hereunder and (B) shall not be subject to any litigation, action, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental agency that would restrain, prevent or otherwise adversely affect the Facility.

(d)                                 [Reserved].

(e)                                  Fees. The Lenders and the Administrative Agent shall have received all reasonable fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(f)                                   Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g)                                  Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a written opinion of counsel to the

Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent.

(h)                                 Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)                                     Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(j)                                    [Reserved].

(k)                                 Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.  The Administrative Agent shall have received endorsements (to the extent such endorsements can be delivered after the exercise of commercially reasonable efforts) naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(l)                                     Patriot Act. The Lenders shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; provided that such information is requested at least 3 Business Days prior to the Closing Date.

(m)                             No Material Adverse Change. Except for the Chapter 11 Cases, no Material Adverse Change shall have occurred since September 30, 2012.

(n)                                 DIP Budget; Thirteen Week Forecast.  The Lenders shall have received the DIP Budget and the initial Thirteen Week Forecast.

(o)                                 Interim Order.  The Administrative Agent shall have received, on or before the Closing Date, a certified copy of an order entered by the Bankruptcy Court in substantially the form of Exhibit H or with such changes as may be acceptable to the Administrative Agent and the Required Lenders (the “Interim Order”), which Interim Order (i) shall approve the Loan Documents and grant the Obligations hereunder the Superpriority Claim status and the Liens described in Section 4.16, (ii) shall authorize extensions of credit in the aggregate amounts of up to $5,000,000 of Term Loans, (iii) shall approve the payment by the Borrower of all of the fees and expenses that are required to be paid in connection with the Facility; (iv) shall authorize the use by the Loan Parties of any cash collateral in which any Secured Party or any Adequate Protection Party may have an interest; (v) shall provide for the Adequate Protection Payments and grant customary adequate protection claims and Liens to Secured Parties (as defined under the Prepetition Credit Agreement), which claims and Liens shall be junior to those claims and Liens of the Administrative Agent and the Lenders hereunder, as adequate protection of the Adequate Protection Parties’ interests in the Prepetition Collateral from diminution in value of their collateral resulting from the Loan Parties’ use, sale or lease of the Prepetition Collateral (including cash collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code and the priming Liens described in Section 4.16; (vi) shall be in full force and effect; and (vii) shall not have been stayed, reversed, modified or amended in any respect.

(p)                                 Cash Management and Adequate Protection Orders.  All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection shall and other motions and documents filed with the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and Required Lenders.

(q)                                 First Day Orders.  The “first day” orders, other than those referred to in clause (p) above and the Interim Order, in form, scope and substance reasonably satisfactory to the Required Lenders shall have been entered in the Chapter 11 Cases.

(r)                                    Material Contracts.  The Administrative Agent shall be satisfied in its reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the initial extension of credit, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s or other Loan Parties’ debt instruments and other Material Contracts which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

(s)                                   No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Change.

(t)                                    Plan Support Agreement.  The Plan Support Agreement shall be in full force and effect and shall not have been amended or modified without the Administrative Agent’s and Required Lenders’ prior written consent.

6.2.                            Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) as of such earlier date.

(b)                                 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c)                                  No Restrictions. The making of the Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(d)                                 Orders. The Interim Order is in full force and effect and has not been stayed, reversed, modified or amended without the prior written consent of the Required Lenders; provided that if at the time of the making of any Loan, the amount of either of which, when added to the aggregate Loans outstanding would exceed the amount authorized by the Interim Order, the Administrative Agent shall have received a copy of an order of the Bankruptcy Court entered in the Chapter 11 Cases, in substantially the form of the Interim Order or otherwise in form and substance satisfactory to the Administrative Agent and Required Lenders in their sole discretion, with such modifications thereto as are satisfactory to the Required Lenders including the modifications described in this Section 6.2(d) (the “Final Order”), which, in any event, (v) shall have been entered by the Bankruptcy Court no later than 30 days after entry of the Interim Order, (x) at the time of the extension of credit shall be in full force and effect, (y) shall authorize on a final basis an extension of credit in respect of the Term Loans in the aggregate amount of up to $15,000,000, and (z) shall not have been stayed, reversed, modified or amended without the prior written consent of the Required Lenders.

(e)                                  Compliance. The borrowing shall not cause the aggregate amount of the Loans to exceed the amount then authorized by the Interim Order or Final Order, as the case may be, or any order modifying, reversing, staying or vacating either such order shall have been entered.

(f)                                   Maximum Cash. After giving effect to such extension of credit, the cash and Cash Equivalents of the Borrower and its Subsidiaries shall not exceed $20,000,000.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1.                            Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than 45 days after the end of each quarterly period of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)                                  as soon as available, but in any event not later than 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal month and the related unaudited consolidated statements of income and of cash flows for such fiscal month and the portion of the fiscal year through the end of such fiscal month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2.                            Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a)                                 [Reserved];

(b)                                 concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal month of the Borrower, and (iii) to the extent not previously disclosed to the Administrative Agent, a listing of any registered Intellectual Property (or applications therefor) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (iii) (or, in the case of the first such list so delivered, since the Closing Date);

(c)                                  within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(d)                                 as soon as available, but in any event no later than the last Business Day of each calendar week (commencing with the calendar week starting immediately after the Closing Date), a Variance Report for the applicable Test Period as of the end of the immediately preceding calendar week;

(e)                                  as soon as available, but in any event no later than the last Business Day of each calendar week (commencing with the calendar week starting immediately after the Closing Date), a Thirteen Week Forecast in form and substance reasonably satisfactory to the Required Lenders setting forth on a weekly basis for the next thirteen weeks (commencing with the immediately succeeding calendar week) an updated forecast of the information contained in the initial Thirteen Week Forecast for such period and a written set of supporting assumptions, all in form and substance reasonably satisfactory to the Required Lenders (delivery of which may be satisfied by copying the Administrative Agent on such filings with the Bankruptcy Court);

(f)                                   copies of all monthly reports, projections, or other information respecting Borrower’s or any other Loan Party’s business or financial condition or prospects as well as all pleadings, motions, applications and judicial information filed by or on behalf of the Borrower with the Bankruptcy Court or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee, at the time such document is filed with the Bankruptcy Court, or provided by or to the U.S. Trustee (or any monitor or interim receiver, if any, appointed in any Chapter 11 Case) or the Committee; and

(g)                                  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3.                            Payment of Obligations. In accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Court, pay all its material obligations arising after the Petition Date that constitute administrative expenses under section 503(b) of the Bankruptcy Code in the Chapter 11 Cases promptly and in accordance with their terms and pay and discharge and cause each Guarantor to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising, or attributed to the period, after the Petition Date, before the same shall become in default, which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the (i) payment or discharge thereof shall be stayed by section 362(a)(8) of the Bankruptcy Code, or (ii) the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

7.4.                            Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5.                            Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (or to the extent consistent with prudent business practices and past practice prior to the Closing Date, a program of self-insurance) in at least such amounts, with such deductibles and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar industry.

7.6.                            Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

7.7.                            Notices. To the extent the same is not otherwise notified to the Administrative Agent in connection with proper notices and filings with the Bankruptcy Court, promptly give notice to the Administrative Agent and each Lender of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought, which if adversely determined, could have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)                                 the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 (other than those made through the Bankruptcy Court) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8.                            Environmental Laws; ERISA.

(a)                                 Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding

Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Comply with the applicable provisions of ERISA, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9.                            [Reserved].

7.10.                     Additional Collateral, etc. With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) and (z) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including (1) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (2) using commercially reasonable efforts to deliver certificates evidencing the Capital Stock of any Foreign Subsidiary or the Capital Stock of any Issuer (as defined in the Guarantee and Collateral Agreement) that is not a Subsidiary, in each case to the extent included in the Collateral.

7.11.                     Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12.                     Use of Proceeds.  Use the proceeds of the Term Loans solely for the purposes, and subject to the restrictions, set forth in Section 5.16.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Term Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.                            Financial Covenant. Following the termination of the Plan Support Agreement, permit (i) actual cumulative receipts received by the Borrower and its Subsidiaries, taken as a whole, to be less than 85% of projected cumulative receipts in the Thirteen Week Forecast and (ii) there to be a shortfall in the actual Cumulative Net Cash Flow in the Thirteen Week Forecast exceeding the greater of (x) 15% of the projected Cumulative Net Cash Flow and (y) $1,000,000, as of the end of any week after the Petition Date, in each case, as determined on a cumulative basis for the applicable Test Period.  For purposes of this Agreement, “Cumulative Net Cash Flow” means, for any Test Period, the cumulative receipts received by the Borrower and its Subsidiaries, taken as a whole, less the cumulative disbursements paid by the Borrower and its Subsidiaries, taken as a whole.

8.2.                            Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness or, in the case of any Subsidiary, issue any preferred Capital Stock, except:

(a)                                 Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary and (iii) of any Foreign Subsidiary to any other Foreign Subsidiary;

(c)                                  Guarantee Obligations incurred by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;

(f)                                   [Reserved];

(g)                                  Hedge Agreements permitted under Section 8.12;

(h)                                 [Reserved];

(i)                                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, letters of credit, surety bonds or other similar obligations arising in the ordinary course of business;

(j)                                    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; and

(k)                                 Indebtedness arising under or in connection with the Prepetition Credit Agreement.

8.3.                            Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)                                 Liens for taxes, assessments or governmental charges or claims not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 Liens or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, performance bonds, bid bonds, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, restrictions, zoning restrictions, covenants, conditions, encroachments and minor defects or irregularities in title and other similar encumbrances incurred in the ordinary course of business that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                   Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                  Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens created pursuant to the Security Documents;

(i)                                     Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 8.2(k);

(j)                                    any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)                                 any attachment or judgment Lien not constituting an Event of Default;

(l)                                     non-exclusive licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business;

(m)                             bankers Lien’s and rights of set off arising by operation of law; and

(n)                                 subject to compliance with Sections 8.14 and 8.15, Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets.

8.4.                            Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)                                 any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation); and any Foreign Subsidiary of the Borrower may be merged or consolidated with or into any other Foreign Subsidiary of the Borrower;

(b)                                 any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any Subsidiary Guarantor;

(c)                                  any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8;

(d)                                 transactions permitted under Section 8.5 shall be permitted; and

(e)                                  any Subsidiary that is not a Subsidiary Guarantor may be liquidated, wound up or dissolved, provided that immediately thereafter all of the assets of such Subsidiary are distributed to the holders of its Capital Stock on a pro rata basis.

8.5.                            Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                 the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b)                                 the sale of inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Section 8.4(b);

(d)                                 the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

(e)                                  the sale or lease of equipment systems in the ordinary course of the Borrower’s business;

(f)                                   sales of equipment removed from hotel rooms in the ordinary course of business upon expiration of contract or renewals or upgrades thereof;

(g)                                  the non-exclusive licensing of Intellectual Property in the ordinary course of business;

(h)                                 leases or subleases of property in the ordinary course of business which do not interfere materially with the ordinary conduct of business of the Borrower or its Subsidiaries;

(i)                                     the sale, discount or other compromise for less than the face value thereof of notes or accounts receivable solely to settle disputes with the maker or account debtor thereof;

(j)                                    Dispositions of Property from the Borrower to any Subsidiary Guarantor, and from a Subsidiary to the Borrower or a Subsidiary Guarantor; and

(k)                                 issuance and sale or disposition by any Subsidiary of its shares of Capital Stock to directors or members of a governing body similar to a board of directors in order to qualify such directors or members to serve as such under applicable law.

8.6.                            Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)                                 any Subsidiary may make Restricted Payments to the holders of its Capital Stock on a pro rata basis; and

(b)                                 the foregoing shall not prohibit the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represents a portion of the exercise or exchange price of those stock options, and the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights or from the vesting of restricted stock, restricted stock units or similar rights.

8.7.                            Capital Expenditures. Make or commit to make any Capital Expenditure except Capital Expenditures of the Borrower and its Subsidiaries set forth in the Thirteen Week Forecast.

8.8.                            Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit and endorsements of negotiable instruments and other negotiable documents, in each case in the ordinary course of business;

(b)                                 Investments in Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 8.2;

(d)                                 [Reserved];

(e)                                  [Reserved];

(f)                                   intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor and nominal Investments may be made in a Subsidiary immediately prior to its becoming a Subsidiary Guarantor solely to the minimum extent necessary to capitalize such Subsidiary;

(g)                                  obligations of one or more directors, officers or other employees of the Borrower or any Subsidiary in connection with such directors’, officers’ or employees’ acquisition of shares of the Borrower’s common stock, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such directors, officers or employees in connection with the acquisition of any such obligations;

(h)                                 [Reserved];

(i)                                     [Reserved];

(j)                                    Restricted Payments to the extent permitted by Section 8.6;

(k)                                 [Reserved];

(l)                                     promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries pursuant to Dispositions permitted by Section 8.5;

(m)                             Investments received in compromise or settlement of claims against any other Person arising in the ordinary course of business, including pursuant to any Reorganization Plan or similar arrangement upon the bankruptcy or insolvency of any Person; and

(n)                                 Investments related to Hedge Agreements permitted by this Agreement.

8.9.                            Optional Payments of Certain Debt Instruments.  Except as otherwise allowed pursuant to the DIP Orders or any order of the Bankruptcy Court, (i) make any payment or prepayment or redemption or acquisition for value or any cancellation or other retirement of any Prepetition Indebtedness or other pre-Petition Date obligations of any Loan Party other than refinancings otherwise permitted by this Agreement, (ii) pay any interest on any Prepetition Indebtedness of any Loan Party (whether in cash, in kind securities or otherwise), or (iii) make any payment or create or permit any Lien pursuant to section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection) on property of the Loan Parties, or apply to the Bankruptcy Court for the authority to do any of the foregoing, or permit any of its Domestic Subsidiaries to do any of the foregoing; provided that (x) the Borrower and the Guarantors may make payments for administrative expenses that are allowed and payable under sections 330 and 331 of the Bankruptcy Code, (y) the Borrower may prepay the obligations under the Loan Documents and make payments permitted by the “first day” orders, and (z) the Borrowers may make payments to such other claimants and in such amounts as may be approved by the Bankruptcy Court.  In addition, no Loan Party shall permit any of its Domestic Subsidiaries to make any payment, redemption or acquisition on behalf of such Loan Party which such Loan Party is prohibited from making under the provisions of this Section 8.9.

8.10.                     Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, that the foregoing restriction shall not prohibit (i) payment of reasonable fees to directors of the Borrower and its Subsidiaries, (ii) any employment agreement, employee benefit plan, agreement or plan relating to director, employee or officer compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries existing on the Closing Date, or entered into thereafter in the ordinary course of business and approved by the Board of Directors and stockholders (if necessary) of the Borrower and (iii) any Investments and Restricted Payments that do not violate the provisions of this Agreement.

8.11.                     Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided, however, that, the Borrower may enter into sales and leases of systems in the ordinary course of the Borrower’s business.

8.12.       Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13.       Changes in Fiscal Periods; Accounting Changes. Permit (i) the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters or (ii) changes in accounting policies or reporting practices, except as permitted or required by GAAP.

8.14.       Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired or to secure its obligations under the Loan Documents or any refinancing thereof other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

8.15.       Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary. The foregoing shall not apply to: (i) any agreement or instrument binding upon a Person acquired in connection with an acquisition permitted hereby as such agreement or instrument is in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and (ii) customary anti-assignment, subletting and transfer provisions in leases and licenses and other contracts entered into in the ordinary course of business.

8.16.       Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are similar, related, incidental or ancillary thereto or that constitute a reasonable extension or expansion thereof, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

8.17.       Amendments of Constitutive Documents.  Amend (i) its constitutive documents except for amendments that could not reasonably be expected to adversely affect the interests of the Lenders in any material respect or (ii) any of the Material Contracts, except for amendments that could not reasonably be expected to adversely affect the interests of the Lenders in any material respect.

8.18.       [Reserved].

8.19.       Chapter 11 Cases.

(a)           Except for the Carve-Out, incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Administrative Agent and Lenders against the Loan Parties or the adequate protection Liens or claims, if any, of the Prepetition Agent or Prepetition Lenders against the Loan Parties, except as set forth in the Interim Order or Final Order, as applicable.

(b)           Make or permit to be made any change to the Interim Order or the Final Order.

(c)           File an application for the approval of any superpriority claim or any Lien in any of the Chapter 11 Cases that is pari passu with or senior to the Liens securing the Obligations, Liens securing the obligations under the Prepetition Credit Agreement, or any Liens granted by the Bankruptcy Court to the Prepetition Agent on behalf of itself and the Prepetition Lenders as adequate protection for the Prepetition Agent’s prepetition Liens without the consent of the Administrative Agent and the Prepetition Agent.

(d)           Commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against Administrative Agent, any Lender, the Prepetition Agent or any Prepetition Lender with respect to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, the Prepetition Credit Agreement, the other documents or agreements executed or delivered in connection therewith or the transactions contemplated thereby.

(e)           The Loan Parties shall not make (i) any prepetition “critical vendor” payments or other payments on account of any creditor’s prepetition unsecured claim, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code or (iii) payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except in each case in amounts and on terms and conditions that (a) are approved by order of the Bankruptcy Court after notice and a hearing and (b) are expressly permitted by the terms of the Loan Documents and within the limits, including any allowed variance, of any approved Thirteen Week Forecast.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within two (2) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 10 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)           any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation or Hedge Agreement, but excluding the Loans) on the scheduled or original due date with respect thereto which is not stayed by the filing of the Chapter 11 Cases; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created which is not stayed by the filing of the Chapter 11 Cases; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable which is not stayed by the filing of the Chapter 11 Cases; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,500,000; or

(f)            (i) any Group Member (other than a Debtor) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction,

domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than a Debtor) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than a Debtor) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) any Group Member (other than a Debtor) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) any Group Member (other than a Debtor) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,500,000 or more, or any warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of any Group Member is issued and all such judgments, decrees or warrants shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)           (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding common stock of the Borrower or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or

(l)            (i)            any of the Chapter 11 Cases concerning the Loan Parties shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal or conversion of any of the Chapter 11 Cases concerning the Loan Parties under section 1112 of the Bankruptcy Code or otherwise; a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Chapter 11 Cases; or any Loan Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing; or

(ii)           the existence of any other Superpriority Claim (other than the Carve-Out) in any of the Chapter 11 Cases which is pari passu with or senior to the claims of the Administrative Agent and the Secured Parties against any Loan Party hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim (other than the Carve-Out); or

(iii)          the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to proceed against, including foreclosure (or the granting of a deed in lieu of foreclosure or the like) on, any assets of any of the Borrowers or the Guarantors that have a value in excess of $1,500,000 in the aggregate; or

(iv)          an order of the Bankruptcy Court (or any other court of competent jurisdiction) shall be entered (A) reversing, staying for a period in excess of 10 days or vacating either of the DIP Orders, (B) without the written consent of the Required Lenders, amending, supplementing or modifying either of the DIP Orders or (C) denying or terminating the use of cash collateral by the Borrower or the Guarantors pursuant to either of the DIP Orders; or any Loan Party shall file a motion or other pleading or shall consent to a motion or other pleading filed by any other Person seeking any of the foregoing; or

(v)           default in any material respect shall be made by Borrower or any Guarantor in the due observance or performance of any term or condition contained in the DIP Orders; or

(vi)          a final non-appealable order of the Bankruptcy Court shall be entered that provides for the recovery from any portions of the Collateral of any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code; or any Loan Party shall bring a motion in the Chapter 11 Cases seeking, or otherwise consent to, authority from the Bankruptcy Court (i) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code or (ii) to effect any other action or actions (x) materially adverse to the Administrative Agent or Lenders or their rights and remedies hereunder or their interest in the Collateral or (y) inconsistent with the Loan Documents; or

(vii)         the entry of the Final Order shall not have occurred within 30 days of the entry of the Interim Order; or

(viii)        the Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Loan Parties have the exclusive right to file Reorganization Plan and solicit acceptances thereof; or

(ix)          the Loan Parties, or any Person claiming by or through the Loan Parties, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to any Facility, unless (i) such suit or other proceeding is in connection with the enforcement of the Loan Documents against the Administrative Agent or Lenders or (ii) such suit or other proceeding is stayed pursuant to section 362 of the Bankruptcy Code or an order of the Bankruptcy Court and is released upon the “Effective Date” of a Reorganization Plan, as defined therein, and the order confirming such Reorganization Plan provides that any such suit or proceeding shall be dismissed with prejudice; or

(x)           subject to Section 4.19, after the order confirming a Reorganization Plan (the “Confirmation Order”) shall have been entered by the Bankruptcy Court, any Loan Party shall fail to satisfy in full all Obligations under the Loan Documents on or after the effective date of such plan or reorganization or fail to comply in any material respect with the Confirmation Order, or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner that is materially adverse to the Administrative Agent’s or the Lenders’ interests or inconsistent with the Loan Documents; or

(xi)          the commencement of any adversary proceeding, contested matter or other action by any Loan Party or any other party either asserting any claims and defenses or otherwise against any of the Prepetition Agent or the Prepetition

Lenders under the Prepetition Credit Agreement with respect to the obligations of any Loan Party thereunder or the liens granted to such agent to secure the obligations under the Prepetition Credit Agreement, except as may be permitted under the Interim Order or Final Order; or

(xii)         the termination of the Plan Support Agreement,

then, and in any such event, without further order of or application to the Bankruptcy Court, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Term Commitments to be terminated forthwith, whereupon the Term Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE ADMINISTRATIVE AGENT

10.1.       Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2.       Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3.       Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (iii) liable for any special, exemplary, punitive or consequential damages arising out of, or in connection with, or as a result of, this Agreement, any of the other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4.       Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Required Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5.       Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to)

take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6.       Non-Reliance on the Administrative Agent and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.       Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Term Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.       Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, if any, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include the Administrative Agent in its individual capacity.

10.9.       Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent, which successor agent shall (unless an Event of Default under Section 9(a) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.     Administrative Agent Generally. Except as expressly set forth herein, the Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 11. MISCELLANEOUS

11.1.       Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan

Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in Section 8.1 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except as provided in Section 11.14(b)) or release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement (except as provided in Section 11.14(a)) without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 4.8 without the written consent of the Required Lenders; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Required Lenders; (vi) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent; (vii) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Credit Agreement Obligations or (viii) amend, modify or waive any provision of Section 11.6 in a manner that further restricts assignments thereunder without the written consent of each Lender adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans or Term Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans or Term Commitments held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and

Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13. Any sale and assignment consummated in accordance with the provisions of this paragraph shall be at the sole cost and expense of the Borrower (including all breakage costs required to be paid pursuant to Section 4.11 hereof and any processing or recordation fee required to be paid pursuant to Section 11.6(b) hereof).

11.2.       Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	LodgeNet Interactive Corporation 3900 West Innovation Street Sioux Falls, South Dakota 57101 Attention: Chief Financial Officer Telecopy: (605) 988-1715 Telephone: (605) 988-1000

with a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York Attention: Gary T. Holtzer, Esq. and Ted S. Waksman, Esq. Telecopy: (212) 310-8007 Telephone: (212) 310-8000

with a copy to:	Col-L Acquisition, LLC 2450 Broadway, 6th Floor Santa Monica, California 90404 Attention: Richard Nanula Telecopy: (310) 282-8816 Telephone: (310) 282-8820

with a copy to:	Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP 1100 Glendon Avenue | 14th Floor Los Angeles, CA 90024.3503 Attention: Brian D. Kilb Telecopy: (310) 500-3501 Telephone: (310) 500-3500

The Administrative Agent:	Gleacher Products Corp. 1290 Avenue of the Americas, 5th Floor

New York, New York 10104 Attention: Joanna Anderson Telecopy: (646) 786-4385 Telephone: (212) 273-7219

with a copy to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Attention: Michael Stamer, Esq. Telecopy: (212) 872-1002 Telephone: (212) 872-1025

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3.       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.       Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5.       Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of outside counsel to the Administrative Agent and Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, trustees, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer of the Borrower (Telephone No. (605) 988-1000) (Telecopy No. (605) 988-1715), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.       Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)           (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if a Default or Event of Default has occurred and is continuing, any other Person and (y) any assignment by the Administrative Agent (or its Affiliates); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (y) any assignment by the Administrative Agent (or its Affiliates).

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Commitments or Loans under any Facility, the amount of the Term Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds; provided, further, that in connection with the initial assignments effected in connection with the primary syndication on or around the date hereof, no processing and recordation fee shall be payable by such Lenders;

(C)          the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D)          in the case of an assignment to a related CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment,

modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

For the purposes of this Section 11.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered, advised or managed by a Lender or an Affiliate of such Lender or an entity or an Affiliate of an entity that administers, advises or manages such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amount of the Loans and amounts of interest owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (if required to be paid) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d) (it being understood that the documentation required under Section 4.10(d) shall be delivered to the participating Lender).

(iii)          Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, (A) maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”) and (B) collect from each such Participant the appropriate forms, certificates and statements described in Sections 4.10 (d) as if such Participant were a Lender under Section 4.10; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)           Notwithstanding the foregoing, the Borrower will not, and will cause its Subsidiaries not to, acquire any Loans (whether by assignment, participation, purchase or otherwise) any Loans or Term Commitments.

11.7.       Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8.       Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9.       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.     Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Loan Documents or such letter agreement.

11.11.     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

11.12.     Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13.     Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.     Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as (i) the Loans and the other Obligations (other than Unasserted Contingent Obligations and obligations (other than Unasserted Contingent Obligations) under or in respect of Hedge Agreements) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent) and (ii) the Term Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15.     Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, to any pledgee referred to in Section 11.6(d) or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

11.16.     WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17.     USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.18.     Conflict.  In the event of a conflict between this Agreement and the DIP Orders, the DIP Order, as applicable, shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LODGENET INTERACTIVE CORPORATION

By:	/s/ James G. Naro
Name: James G. Naro
Title: Co-CEO

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

GLEACHER PRODUCTS CORP., as Administrative Agent

By:	/s/ Joanna Anderson
Name: Joanna Anderson
Title: Authorized Signatory

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

,
as Lender

By:
Name:
Title:

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]